EXHIBIT 10.1
CELANESE CORPORATION
DEFERRED COMPENSATION PLAN
2007 DEFERRAL AGREEMENT
          THIS AGREEMENT (“Agreement”) is made effective as of April 2, 2007 (the “Effective Date”), between Celanese Corporation (the “Company”) and                      (the “Participant”).
R E C I T A L S:
          WHEREAS, the Company has adopted the Celanese Corporation Deferred Compensation Plan, as from time to time amended (the “Plan”), the terms of which are hereby incorporated by reference and made a part of this Agreement (capitalized terms not otherwise defined herein shall have the same meanings as in the Plan); and
          WHEREAS, the Committee has previously granted to the Participant a deferred compensation award pursuant to the Plan and the terms of a Deferral Agreement dated as of [January 21, 2005]* (the “Prior Agreement”); and
          WHEREAS, the Committee has determined that it would be in the best interests of the Company and its stockholders to enter into this Agreement with the Participant.
          NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:
     1. Grant of Award; Credit to Restructured Account. The Company hereby grants to the Participant a deferred compensation award under the Plan of $                    (the “2007 Award Amount”). The Participant acknowledges and agrees that in consideration of the grant of the 2007 Award Amount, the portion of the Participant’s Accounts referred to in Section 7.2 of the Plan shall be canceled in full and that the Participant shall have no rights with respect thereto under the Plan or under the Prior Agreement. The 2007 Award Amount shall be credited as of the Effective Date to the Participant’s Restructured Account, which shall be maintained pursuant to Section VII of the Plan and which shall be subject to the terms and conditions of this Agreement.
     2. Balance of Restructured Account Value; Investment Elections.
(a) The initial amount credited to the Participant’s Restructured Account shall be equal to the 2007 Award Amount. As of the end of each calendar quarter ending after the Effective Date, the balance of the Participants Restructured

*	Revise as appropriate for the individual.

Account shall be adjusted to reflect the performance since the end of the previous calendar quarter of the notional investment vehicles selected by the Participant pursuant to Section 7.4 of the Plan.
(b) Prior to the Effective Date, the Participant shall elect in writing (in increments of 10%) the portion of his Restructured Account to be notionally invested in one or more of the vehicles set forth in Section 7.4 of the Plan. In the absence of such written election, the Participant shall be deemed to have elected the investment vehicle set forth in Section 7.4(a) of the Plan. An election made (or deemed to have been made) by the Participant shall remain in place until a new written election is made by the Participant, which election shall be effective as of the first day of the calendar quarter next following delivery of such election to the Company, so long as such election is submitted at least 10 days prior to the beginning of such calendar quarter.
     3. Vesting of Restructured Account.
(a) Except as provided in paragraphs (b) and (c) below, (i) the balance credited to be Participant’s Restructured Account shall become fully vested and nonforfeitable on December 31, 2010, so long as the Participant remains continually employed by the Company or an Affiliate to such date and (ii) in the event the Participant’s employment with the Company and its Affiliates terminates prior to December 31, 2010, the entire balance then credited to the Participant’s Restructured Account shall thereupon be forfeited.
(b) In the event that, prior to December 31, 2010, the Participant’s employment is terminated by the Company without Cause, by the Participant for Good Reason or due to the Participant’s death or Disability, the following percentages of the balance then credited to the Participant’s Restructured Account shall become vested and nonforfeitable (the “Vested Balance”) and any remaining balance shall thereupon be forfeited:
(i) if the termination takes place on or after the Effective Date and prior to January 1, 2008, [51.4%]**;
(ii) if the termination takes place on or after January 1, 2008 and prior to January 1, 2009, [93.8%]**; and
(iii) if the termination takes place on or after January 1, 2009, 100%;
provided, however, that if the dollar amount represented by the Vested Balance determined pursuant to this paragraph (b), as of the date of termination of employment, is less than the amount that would have become payable to the Participant under the same circumstances pursuant to the Prior Agreement

**	Percentages to be individualized as appropriate.

(assuming an Exit Event had occurred) with respect to the portion of the Participant’s Accounts that were cancelled pursuant to Section 1 of this Agreement, (the “Prior Agreement Good Leaver Payment”), then, in addition to the Vested Balance, the Participant shall receive an additional payment (the “Top-Up Payment”) in an amount which, when added to the Vested Balance, shall be equal to the Prior Agreement Good Leaver Payment.
(c) In the event that, prior to December 31, 2010, there occurs a Change of Control while the Participant remains employed with the Company, the balance then credited to the Participant’s Restructured Account shall become fully vested and nonforfeitable.
     4. Payment of Restructured Account. Except to the extent the Participant has elected that payment be deferred or that payment be made other than in a lump sum, in either case in accordance with rules and procedures prescribed by the Board or a committee thereof (which rules and procedures, among other things, shall be consistent with the requirements of Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”), and applicable guidance issued thereunder), the vested balance credited to the Participant’s Restructured Account shall be paid to the Participant (or, in the event of Participant’s death, to his designated beneficiary) in a single cash payment, as follows:
(a) in the event the Participant remains employed to December 31, 2010, the balance credited as of such date and any Top-Up Payment shall be paid not later than March 15, 2011;
(b) in the event of a termination of employment described in Section 3(b) hereof, the vested balance credited as of the end of the calendar quarter coincident with or immediately preceding the date of such termination shall be paid within ten business days following such termination; provided, however, that if necessary to assure compliance with Section 409A, payment shall be deferred to the earliest date permitted by Section 409A (and in such event, the vested balance credited to the Participant’s Restructured Account shall continue to be adjusted on a quarterly basis in accordance with the provisions hereof until full payment is made); and provided further, however, that the Top-Up Payment, if any, shall be paid at the same time such payment would have been made pursuant to the Prior Agreement; or
(c) in the event of a Change of Control, the balance credited as of the end of the calendar quarter coincident with or immediately preceding the date of such Change of Control and any Top-Up Payment shall be paid within two business days following such date; provided, however, that if the Change of Control does not constitute a “change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation” (within the meaning of Section 409A), payment shall be made within the first two-and-one-half months of 2011.

     5. No Right to Continued Employment. Neither the Plan nor this Agreement shall be construed as giving Participant the right to be retained as an employee of the Company or any of its subsidiaries of affiliates.
     6. Notices. Any notice under this Agreement shall be addressed to the Company in care of its General Counsel, addressed to the principal executive office of the Company and to Participant at the address last appearing in the personnel records of the Company for Participant or to either party at such other address as either party hereto may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.
     7. Entire Agreement. This Agreement, together with the Plan, embodies the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. Except as modified hereby, the Prior Agreement shall remain in full force and effect.
     8. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the conflicts of laws provisions thereof.
     9. Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
* * * * *
          IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto.

CELANESE CORPORATION

By:

Agreed to this ____ day of , 2007

Participant

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